(Logo)	World Headquarters 15350 Vickery Drive Houston, TX 77032 Elijio Serrano Chief Financial Officer 281-618-3665
NEWS RELEASE

FOR IMMEDIATE RELEASE
Tuesday May 10, 2005

EGL, Inc. Reports Diluted EPS of $0.14
Gross Revenues Increase 20%
Generated $55 million of Cash Flow from Operations

HOUSTON, May 10, 2005 – EGL, Inc. (NASDAQ: EAGL) announced that gross revenues increased 20% to $701 million for the quarter ended March 31, 2005 compared to $585 million in the same quarter of 2004.

Diluted earnings per share for the first quarter of 2005 was $0.14 compared to $0.15 in the first quarter of 2004 and included a net gain of $0.06 per share ($3.2 million after tax) for the release of excess funds related to the EEOC matter, partially offset by $0.04 per share for a higher effective tax rate caused by operating losses, mainly in Europe, and other charges, which are further detailed below.

The Company’s first quarter results were negatively impacted by 1) weaker net revenue margins, primarily as a result of higher fuel prices, 2) slower airfreight volume growth, and 3) operating losses in our European operations. The Company has made progress in re-negotiating customer contracts to recover rising fuel costs. However, the Company remains exposed to un-recovered fuel costs as we continue to negotiate a few remaining customer contracts.

Q1 Financial Highlights
• Gross revenues increased 20% on strong international air, ocean and logistics activity;
• Net revenues increased 6% to $213 million, compared to $201 million in the first quarter of 2004;
• Net revenue margin declined 3.8 percentage points due to the impact of fuel surcharges and higher ocean rates, mainly from Asia to the U.S.;
• Cash flow from operations increased significantly to $55 million compared to $36 million in the first quarter of 2004

Three Months Ended
$ thousands (except EPS)	3/31/05	3/31/04
Gross revenues	$ 700,666	$ 584,555
% change	+ 20%
Net revenues	$ 213,432	$ 200,741
% change	+ 6%
Net revenue margin	30.5%	34.3%

Operating income	$ 13,723	$ 13,603

Net income	$ 7,165	$ 7,292
Diluted EPS	$ 0.14	$ 0.15

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EGL Chief Executive Officer Jim Crane commented, “We continue to see growth in all international product lines and a continued shift toward a lower cost deferred ground and ocean product by our customers.  Our organization continues to focus on improving yields through management of purchased transportation costs and fuel surcharges.  In Europe, we have made several management changes to address our weak results.”

Gross revenues increased 20% from the first quarter of 2004 to $701 million, reflecting a 16% increase in airfreight revenues, a 35% increase in ocean revenues, and a 21% increase in customs brokerage and logistics.  Gross revenues outside North America increased 30% due to the higher volumes from Asia, higher fuel costs and the stronger Euro and Sterling to the dollar.

Net revenues of $213 million in the first quarter of 2005 increased 6% from the same quarter last year.  Net revenue margins of 30.5% declined by 380 basis points from the first quarter of 2004, reflecting the impact of higher fuel costs that were not absorbed by our customers and increased ocean rates.    Airfreight tonnage increased 6% compared to the first quarter of 2004.

Operating expenses of $200 million include the pre-tax benefit of $6.0 million, reflecting the release of excess funds related to our EEOC settlement.  The first quarter of 2005 also included a $1.4 million pre-tax expense for a bankruptcy preference claim and $1.2 million of pre-tax operating losses resulting from a fire at the Company’s Thurrock warehouse facility in the United Kingdom.  A business interruption claim related to the Thurrock fire has been submitted to our insurance carriers with proceeds expected to be received later in the year for recovery of these losses.

Operating income increased 1% to $13.7 million, as compared to the first quarter of 2004 and was negatively impacted by continued higher fuel prices, slower airfreight volume growth and losses in certain European countries.

The Company’s effective tax rate in the first quarter of 2005 was 46.2% which included one time charges related to the write-off of certain deferred tax assets mainly from operating losses in Europe. The Company expects the effective tax rate for the last three quarters of 2005 to be between 39% and 41%.

Stock Repurchase Program

Total cash and investments increased to $144 million at March 31, 2005 compared to $111 million at December 31, 2004.  As a result of the growing cash position the Company’s Board of Directors has approved a stock repurchase program.   Under the stock repurchase program, the Company may acquire up to $60 million of the Company's common stock from time to time until August 4, 2005, depending on market conditions, shares prices and other factors. Repurchases of the Company’s common stock may occur in the open market, via block purchases, in privately negotiated transactions or otherwise.  The stock repurchase program may be suspended or discontinued at any time.

Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on May 10, 2005 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended March 31, 2005.  The call can be accessed by dialing (719) 457-2684, access code 2484866 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the Company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Tuesday, May 24, 2005 at (719) 457-0820, access code 2484866.

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Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2004 revenues exceeding $2.7 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected revenue growth, profitability and earnings per share, growth opportunities, yield improvement, increased efficiencies, improvements in operating and financial systems, effective tax rates for 2005, our ability to pass-through fuel costs (including the effects thereof), expected insurance recoveries, potential stock repurchases, and other statements which are not historical facts, are forward looking statements.  Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company’s customers operate, construction of new facilities and other infrastructure improvements, ability to manage and continue growth, competition, ability to renegotiate customer contracts and other factors detailed in the Company's 2004 Form 10-K, proxy statement/prospectus and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.   The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2005	2004
Revenues	$ 700,666	$ 584,555
Cost of transportation	487,234	383,814
Net revenues	213,432	200,741
Operating expenses:
Personnel costs	125,202	114,214
Other selling, general and administrative expenses	80,482	72,924
EEOC legal settlement	(5,975)	-
Operating income	13,723	13,603
Nonoperating expense, net	(403)	(942)
Income before provision for income taxes	13,320	12,661
Provision for income taxes	6,155	5,369
Net income	$ 7,165	$ 7,292

Basic earnings per share	$ 0.14	$ 0.15
Diluted earnings per share	$ 0.14	$ 0.15

Basic weighted-average common shares outstanding	52,051	46,894
Diluted weighted-average common shares outstanding	52,595	52,872

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except par values)
	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 144,441	$ 110,509
Trade accounts receivable, net of allowance	542,070	611,696
Other current assets	66,325	56,034
Total current assets	752,836	778,239
Property and equipment, net	190,601	178,218
Investments in unconsolidated affiliates	540	619
Goodwill, net	107,953	108,470
Other assets, net	29,855	29,419
Total assets	$ 1,081,785	$ 1,094,965
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	20,964	19,426
Trade payables and accrued transportation costs	$ 319,103	$ 337,137
Accrued expenses and other liabilities	122,707	134,107
Total current liabilities	462,774	490,670
Long-term debt	16,843	12,752
Other noncurrent liabilities	38,291	38,207
Minority interests	1,157	802
Stockholders’ equity	562,720	552,534
Total liabilities and stockholders’ equity	$ 1,081,785	$ 1,094,965

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Three Months Ended
	March 31,
	2005	2004
Cash flows from operating activities:
Net income	$ 7,165	$ 7,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,634	8,278
Bad debt expense	2,661	2,212
Transfers (to) from restricted cash	7,482	(639)
Other	3,200	315
Net effect of changes in working capital, net of assets acquired	26,344	18,242
Net cash provided by operating activities	55,486	35,700
Cash flows from investing activities:
Capital expenditures	(18,694)	(8,397)
Purchase of short-term investments	(8)	(55)
Proceeds from sales of other assets	782	182
Net cash used in investing activities	(17,920)	(8,270)
Cash flows from financing activities:
Issuance (repayment) of debt, net	(2,758)	6,940
Payment of financing fees	(13)	-
Repayment of financed insurance premiums and software, net	(643)	(1,386)
Repayment of capital leases	(243)	(123)
Repurchases of common stock	-	(38,109)
Payment of deferred financing fees	(13)	-
Proceeds from exercise of stock options	5,377	202
Cash received from minority interest partners	142	-
Dividends paid to minority interest partners	-	(16)
Net cash provided by (used in) financing activities	1,862	(32,492)
Effect of exchange rate changes on cash	1,963	(634)
Increase (decrease) in cash and cash equivalents	41,391	(5,696)
Cash and cash equivalents, beginning of the period	92,918	94,099
Cash and cash equivalents, end of the period	$ 134,309	$ 88,403

First quarter 2005 product and geographic data and air freight statistics are available on EGL’s website,
www.eaglegl.com on the Investor Relations page.